Exhibit 5.1
1 December 2008

Weatherford International Ltd.	DIRECT LINE:
515 post Oak Boulevard, Suite 600 Houston, Texas, 77027 U.S.A.	E-MAIL: ciara.brady@conyersdillandpearman.com OUR REF: corpdocs270157/336618 YOUR REF:
Dear Sirs
Weatherford International Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-3 including base prospectus filed with the U.S. Securities and Exchange Commission (the “Commission”) on 8 May 2008 and a prospectus supplement dated 1 December 2008 and filed with the Commission on 1 December 2008 (together, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and the offering by certain selling shareholders of the Company set out in Annex A hereto (the “Selling Shareholders”) of an aggregate of 2,823,388 common shares, par value US$1.00 each of the Company registered in the name of the Selling Shareholders in the amounts set out in Annex A hereto (the “Common Shares”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by an Assistant Secretary of the Company on 1 December 2008, copies of an extract from minutes of a meeting of the members of the Company held on 9 May, 2006 as certified by an Assistant Secretary of the Company on 1 December 2008, minutes of a meeting of the board of directors of the Company held on 4 March 2008 as certified by an Assistant Secretary of the Company on 1 December 2008 and a copy of unanimous written resolutions of the board of directors of its subsidiary, Weatherford Bermuda Holdings Ltd. (“WBHL”) dated 25 November 2008 as certified by an Assistant Secretary of the Company on 25 November 2008 (collectively, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us,

(d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any Common Shares the Company received consideration for the full issue price thereof which shall have been equal to at least the par value thereof, and when the Common Shares have been issued to a subsidiary of the Company, such consideration shall have been from sources external to the Company and/or its subsidiaries; and (g) the offering of the Common Shares by WBHL to the Selling Shareholders (A) does not exceed US$250,000,000 in aggregate value and (B) when taken together with all other offerings made in 2008 in connection with any acquisition by the Company or on of its subsidiaries of equity interests of, or assets from, a third party bit affiliated with the Company or any of its subsidiaries, does not exceed US$500,000,000 in aggregate value.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Based solely upon a review of the register of members of the Company dated December 1, 2008, prepared by American Stock Transfer & Trust Company, the branch registrar of the Company, the Common Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the base prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully
CONYERS DILL & PEARMAN

Annex A

Maximum Number of Common Shares
That May be Offered the Registration
Name of Selling Shareholder	Statement
1. Paul James Hudson	1,276,335
2. Hank B. Swartout	1,276,335
3. Ben Lewis Moorhead	107,012
4. Ramiro Alfredo Rodriguez Villareal	83,340
5. Sonia Rodriguez	44,647
6. Sonia Deyanira Rodriguez	20,835
7. Alfredo Pablo Saenger Thomsen	12,182
8. Meyer & Associates, Inc.	2,698
9. Selene Marlen Ceja Zuñiga	4